Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into effective as of the 1st day of June 2009 (the “Effective Date”) among NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a Delaware corporation (“NTIC”), and DAK ENGINEERING, LLC, a North Dakota limited liability company (“DAK”), for consulting with respect to the expansion of NTIC’s business.

RECITALS:

A.                                   NTIC is engaged in the business of owning, developing and distributing certain technologies and products throughout the world, including, but not limited to, corrosion-inhibiting technologies and products.  NTIC commercially exploits its technologies and products through, among other things, entering into joint ventures throughout the world and licensing such technologies and products to these joint ventures for ultimate sale.

B.                                     DAK provides consulting services in the area of chemistry, technology development, supplier technical issues, production issues, product performance characterization, and other forms of commercializing intellectual property rights.

C.                                     Donald A. Kubik, as of the date of this Agreement, has retired from being an Executive Officer and employee of NTIC, and is a Principal Officer and sole owner of DAK.

D.                                    NTIC desires to engage DAK to render certain consulting services and DAK desires to accept such engagement, all upon the terms and conditions set forth herein.  In performing its services hereunder, DAK will have access to NTIC’s confidential business and technical information that is being developed by NTIC at substantial expense, and that NTIC wants reasonable protection of its confidential business and technical information.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       CONSULTING ARRANGEMENT WITH DAK.  Commencing as of the Effective Date and continuing until this Agreement is terminated in accordance with the terms hereof, NTIC hereby engages DAK to provide consulting services to NTIC and DAK hereby agrees to provide such services in accordance with and subject to all of the terms and conditions of this Agreement.  In providing such services, DAK shall not utilize the services of any other person or entity in providing unless pre-approved in writing by NTIC.  NTIC hereby approves Donald A Kubik as pre-approved to perform such services.

2.                                       SERVICES.  DAK shall provide the expertise of its Principal Officer, Donald A Kubik, to work with NTIC employees with respect to specific projects designated and approved by NTIC’s Executive Management and Audit Committee.  DAK shall maintain close contact with NTIC’s Executive Management and shall provide, at a minimum, quarterly reports of his activities on behalf of NTIC to NTIC’s Management and Audit Committee. The initial set of DAK projects and objectives is set forth in Appendix 1. Until further notice, DAK shall coordinate with and receive instructions from NTIC’s Zerust® Marketing Manager or such other representative as may be designated by NTIC with respect to the services to be provided by DAK to NTIC hereunder.

3.                                       CONSULTING FEES AND COMMISSIONS TO DAK.  Commencing on the Effective Date of this Agreement and during the term of this Agreement until it is terminated pursuant to Section 6 hereof, NTIC shall pay to DAK a monthly fee (“Monthly Fee”) of seven thousand two-hundred and fifty and 00/100 Dollars ($7,250.00) in consideration for all consulting services rendered by DAK hereunder. This Monthly Fee is payable in advance on the first day of each month in a manner as reasonably designated by DAK. In the event NTIC requests DAK representatives to travel in furtherance of the purposes of this Agreement, NTIC shall reimburse DAK for all reasonable out-of-pocket travel expenses incurred in connection therewith, which expenses shall be determined and approved in advance by NTIC on a case-by-case basis.  Any such reimbursements by NTIC shall be made to DAK upon submission by DAK to NTIC of an expense report with appropriate receipts, in accordance with customary NTIC policies.

In the event that DAK develops new products and/or technologies which result in commercial technologies and/or products that are considered “Work for Hire” work product, with all resulting intellectual property rights (if any) being transferred to the ownership of NTIC pursuant to Section 8 of this Agreement and otherwise complies with Section 8, 9 and 10 of this Agreement, then, NTIC will pay DAK 2% of any “Net Operating Profit” (as defined below) generated by NTIC from the sale of any such product and/or technology as a commission for seven (7) years from the date of first sale of any such product and/or technology; provided, however, that no commissions shall be due and payable hereunder unless and until the Net Sales of any such product and/or technology for any fiscal year exceed $500,000; and provided, further that no amounts shall be due and payable by NTIC to DAK hereunder after seven (7) years after the termination of this Agreement.

“Net Operating Profit” is hereby defined as Net Sales less Cost of Goods Sold, in each case as determined to the extent practicable in accordance with U.S. generally accepted accounting principles and in each case as attributed to the products and/or technologies developed by DAK and assigned to NTIC hereunder.

4.                                       INDEPENDENT CONTRACTOR STATUS OF DAK.  Notwithstanding anything contained herein to the contrary under this Agreement, DAK is and shall act as, and for all purposes shall be deemed to be, an independent contractor of NTIC.  No contract of partnership, joint venture or any other relationship except that of independent contractor shall be deemed to exist between NTIC and DAK.  Neither DAK nor Donald A. Kubik shall be entitled or eligible to participate in any benefits or privileges given or extended by NTIC to its employees, or be deemed an employee of NTIC for purposes of federal or state withholding taxes, F.I.C.A. taxes or unemployment benefits, or otherwise, and DAK will make all required F.I.C.A. and unemployment contributions due on behalf of itself or its employees.  DAK shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes and all other taxes with respect to any compensation provided by NTIC to DAK hereunder. DAK shall not bind NTIC or incur any obligation or liability on behalf of NTIC, including but not limited to financial obligations, promises of equity in NTIC technology projects or joint ventures, or hiring of employees.

5.                                       RESOURCE AVAILABILITY AND ALLOCATION. In order to facilitate DAK in his consulting services to NTIC hereunder, NTIC shall grant DAK the use of various NTIC resources, which shall be subject to change by NTIC without notice to DAK, at NTIC’s Circle Pines office location in connection with the rendering of services by DAK to NTIC hereunder:

•                  Phone and computer access.

•                  Qualified lab personnel time (specifically Barbara Nygaard) to aid in the conduct of experiments. Such personnel and time allocation shall be assigned by NTIC’s Zerust® Industrial Division Technical Director.

•                  NTIC research material, including confidential NTIC documents such as lab log books, formulations, etc.

•                  Any other resource and expenditure shall be approved on a case by case basis by NTIC.

6.                                       TERM AND TERMINATION.  This Agreement shall commence on the date hereof and shall continue on a quarter to quarter basis until either NTIC, on the one hand, or DAK, on the other hand, gives a written termination notice to the other, which notice shall be given at least thirty (30) days prior to the end of a given fiscal quarter.  NTIC also may terminate this Agreement immediately on written notice to DAK for cause, including (without limitation) (i) dishonesty, fraud, misrepresentation, deliberate injury or attempted injury, by DAK or any employees or agents of DAK and in each case related to NTIC or its business, (ii) any unlawful or criminal activity by DAK or any employees or agents of DAK, (iii) any willful breach of duty or habitual neglect of duty or (iv) the breach by DAK of any provision of this Agreement.

7.                                       EFFECTIVE ON TERMINATION.  Except as set forth in this Agreement, upon termination, the parties shall have no obligations to each other hereunder, other than NTIC’s obligation to pay any earned but unpaid Monthly Fees as well as any commissions as set forth in Section 3 above and DAK’s covenants in Sections 8, 9 and 10 of this Agreement, which provisions shall survive the termination of this Agreement.

8.                                       INVENTIONS.

(a)                                  Definition.  “Inventions” as used in this Section 8, means any inventions, discoveries, improvements, ideas, concepts, drawings, designs, patents, patent applications, specifications, trade secrets, prototypes, techniques, processes, know-how and documentation (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) (i) that DAK makes, authors, or conceives (either alone or with others), within the scope of the services provided to NTIC hereunder and (ii) that concern or are related to NTIC’s business or to NTIC’s actual or demonstrably anticipated research and development.

(b)                                 NTIC’s Rights.  DAK agrees that all Inventions (as defined in Section 8(a)), if any, made by DAK during the term of this Agreement and for six (6) months thereafter will be NTIC’s sole and exclusive property, and to the extent applicable, shall be deemed to be “works for hire” under the copyright laws of the United States.  DAK will, with respect to any Invention:

(i)                                     keep current, accurate, and complete records, which will belong to NTIC;

(ii)                                  promptly and fully disclose the existence and describe the nature of such Invention to NTIC in writing (and without request);

(iii)                               to the extent exclusive title and/or ownership rights may not originally vest in NTIC, assign (and DAK does hereby assign, transfer and convey) to NTIC all of DAK’s rights, title and interest to such Invention, along with any application DAK makes for patents or copyrights, and any patents or copyrights granted to DAK in any country, pertaining to such Invention;

(iv)                              acknowledge and deliver promptly to NTIC any written instruments, and perform any other acts necessary in NTIC’s opinion to preserve property rights in such Invention against forfeiture, abandonment or loss and to obtain and maintain patents and/or copyrights on any Inventions and to vest the entire right and title to such Invention in NTIC.  Such execution and assistance shall be at no charge to NTIC, but at NTIC’s expense and NTIC shall reimburse DAK for reasonable out-of-pocket expenses incurred; and

(v)                                 perform any other acts necessary in NTIC’s opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to such Invention in NTIC.  With respect to any obligations performed by DAK under this Section 8 following termination of this Agreement, NTIC will pay or reimburse all reasonable out-of-pocket expenses.

(c)                                  Presumption.  In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by DAK is the property of NTIC, such invention, improvement or discovery will be presumed the property of NTIC and the DAK will bear the burden of establishing otherwise.

(d)                                 Definitions.  To the extent that any of the Inventions qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such intellectual property will constitute “work made for hire” and, as such, will be the exclusive property of NTIC.

(e)                                  Reversion of Ownership to Certain Inventions NTIC Decides Not to Pursue.  If the Chief Executive Officer of NTIC formally decides on behalf of NTIC not to pursue development or commercialization of a particular unpatented Invention (as defined in Section 8(a) and assigned to NTIC hereunder), DAK will have the right to require, upon DAK’s formal request in writing, that NTIC assign back to DAK such Invention; provided, however, that in the event NTIC has spent resources in excess of $20,000 pursuing the development or commercialization of such Invention, NTIC will have the right to condition any such assignment of such Invention back to DAK upon the payment to NTIC by DAK of reasonable compensation in consideration for such assignment.

9.                                       CONFIDENTIAL INFORMATION.  For the purposes hereof, the term “Confidential Information” means information:  (a) disclosed to or actually known by DAK, (b) not generally known outside NTIC, and (c) that relates to the business of NTIC or any of its affiliates (including any joint venture).  The parties agree that Confidential Information includes, but is not limited to, the products and services of NTIC or any of its affiliates (including any joint venture), all of NTIC’s technology and other technical information such as designs, trade secrets, know-how, methods and materials, all marketing information, business strategies, pricing information, customer lists, and so forth.  DAK recognizes and acknowledges that NTIC develops Confidential Information, that DAK may develop Confidential Information for NTIC, and that DAK has previously learned of and will continue to learn of the Confidential Information.  DAK and NTIC further recognize and acknowledge that Confidential

Information is a valuable, special and unique asset of NTIC and is the sole property of NTIC.  As a result, both during the term of this Agreement and thereafter, DAK shall not, without the prior written consent of NTIC, for any reason, either directly or indirectly, divulge to any third party or use for their own benefit, or for any other purpose other than the exclusive benefit of NTIC, any Confidential Information.

10.                                 NON-COMPETITION/NON-SOLICITATION.

(a)                                  Each of Donald A. Kubik and DAK acknowledge that NTIC devotes substantial resources to develop its business and its practices, methods, trade secrets, know-how, services, products and customers.  Each of Donald A. Kubik, DAK and NTIC further acknowledge that NTIC would be unfairly and irreparably harmed if Donald A. Kubik and/or DAK competes with NTIC.  Therefore, each of Donald A. Kubik and DAK agree that during the term of this Agreement and for a period of three (3) years thereafter, each of Donald A. Kubik and DAK shall not, directly or indirectly, whether alone or in association with others, whether as principal, agent, partner, member, manager or in any other capacity:  (a) compete with NTIC or its affiliates (including any joint venture) in any geographic market in which it has done business during the term of this Agreement, (b) cause or seek to cause any client, customer, or supplier of NTIC or any of its affiliates (including any joint venture) to cease or alter its, or not enter into a, relationship with NTIC or a NTIC affiliate, or (c) cause or seek to cause any employee, agent, or contractor of NTIC or any of its affiliates (including any joint venture) to cease or alter such employee’s, agent’s or contractor’s relationship with NTIC or its affiliate.  The restricted period set forth in the preceding sentence will be extended for a period equal to the duration of any breach of the preceding restrictive covenants.  NTIC recognizes DAK’s right to earn a living.  Consequently, should the closing sale price of NTIC’s common stock drop to $2.00 per share (as reported on the NASDAQ Stock Market or such other principal exchange or market on which NTIC’s common stock is then listed or traded) or less for a continuous six (6) month period, then the restrictions stated above in this Section 10(a) shall be null and void.  In addition, the restrictions contained in this Section 10(a) of this Agreement will not prevent DAK or Donald A. Kubik from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with NTIC or any of its affiliates (including any joint venture), as long as prior to accepting such employment NTIC receives a written assurance from DAK and Donald A. Kubik, satisfactory to NTIC, to the effect that neither DAK nor Donald A. Kubik will render any services to any division or business unit that competes, directly or indirectly, with NTIC or any of its affiliates (including any joint venture).  During the restrictive period set forth in Section 10(a), DAK and Donald A. Kubik will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.  In the event that DAK’s services under the Agreement terminate for any reason, no additional compensation will be paid for this non-competition obligation.

(b)                                 DAK agrees not to slander or libel NTIC, its officers, employees, directors or affiliates (including any joint venture) at any time.

11.                                 REMEDIES.  DAK acknowledges and agrees that by virtue of the special knowledge of NTIC’s business that DAK shall develop, great loss and irreparable damage would be suffered by NTIC if DAK should breach or violate any of the terms or provisions of the covenants and agreements set forth herein.  DAK further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve NTIC’s interests.  Therefore, in addition to all other remedies available at law or in equity, DAK agrees that NTIC shall be entitled to a temporary restraining order and a permanent injunction (with or without bond) to prevent a breach of any of the covenants or agreements of DAK contained herein.

12.                                 APPLICATION OF CERTAIN PROVISIONS TO DAK’S EMPLOYEES AND AGENTS, ETC.  DAK agrees to inform any of the DAK’s employees, partners, members, owners and affiliates who provide services to NTIC on behalf of the DAK under this Agreement, of DAK’s obligations under this Agreement, including, but not limited to, the provisions of Section 8, 9 and 10, and ensure that all such employees, partners, members, owners and affiliates have agreed in writing to be bound by the terms of this Agreement, either by means of an agreement directly with NTIC or pursuant to an agreement with DAK.

13.                                 MISCELLANEOUS.

(a)                                  Compliance with Laws.  DAK and NTIC will perform their respective obligations under this Agreement in accordance with all applicable statutes, laws, judgments, writs, injunctions, decisions, decrees, orders, regulations, ordinances or other similar authoritative matters of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

(b)                                 No Conflicts.  DAK and NTIC represent and warrant each to the other party that neither the entering into of this Agreement nor the performance of any of the representing party’s obligations hereunder will conflict with or constitute a breach under any obligation of the representing party under any agreement or contract to which the representing party is a party or any other obligation by which the representing party is bound.  Without limiting the foregoing, DAK agrees that at no time will it use any trade secrets or other intellectual property of any third party while performing services hereunder.

(c)                                  NTIC Policies and Procedures.  In carrying out its duties under this Agreement, DAK agrees that it and its employees and agents providing services hereunder, including Donald A. Kubik, will follow without limitation NTIC’s insider trading policy and code of ethics and conduct, as such policy and code may be amended or supplemented from time to time and provided by NTIC to DAK.

(d)                                 Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been given if delivered personally or sent by e-mail, facsimile, telegram, telefax or telex, or mailed first class, postage prepaid, by registered or certified mail (notices sent by telegram, telefax, telex or mailed shall be deemed to have been given on the date sent), to the parties at the following addresses or at such other address as either party shall designate by notice in writing to the other in accordance herewith:

(i)                                     If to DAK:
c/o Kubik Bogner Ridl & Selinger Law Firm
PO Box 1173
Dickinson, ND 58602-1173

(ii)                                  If to NTIC:

Northern Technologies International Corporation

4201 Woodland Road, P.O. Box 69

Circle Pines, MN 55014

Attention:  President and Chief Executive Officer

(e)                                  Assignment.  This Agreement is for services to be provided by DAK and may not be assigned or transferred, or the duties or services of DAK be performed or provided by any third party without the prior written consent of NTIC.  This Agreement may not be assigned by NTIC (by operation of law or otherwise) without the prior written consent of DAK.

(f)                                    Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, NTIC and its officers, directors, successors and assigns, and DAK and its Principal Officers, administrators, representatives, successors and permitted assigns, respectively.

(g)                                 Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without application to choice of law principles.  The parties hereto agree that the Federal and state courts located in Minneapolis, Minnesota shall be the exclusive venue and shall have jurisdiction with respect to the enforcement of any right or remedy of any party hereto.

(h)                                 Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the provision of consulting services by DAK to NTIC, and supersedes all prior agreements arrangements and understandings, written or oral, relating to the subject matter hereof.

(i)                                     Amendments; Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is sought to be enforced, which instrument specifically refers to this Agreement.  The failure of any party at any time or times to require compliance with any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach of any term or covenant contained in this Agreement.

(j)                                     Headings/Recitals.  The headings contained herein are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.  The Recitals to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first above written.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By:	/s/ G. Patrick Lynch
G. Patrick Lynch

Its:	President & CEO

DAK ENGINEERING, LLC

By:	/s/ Donald Kubik
Donald A. Kubik

INDIVIDUAL UNDERTAKING

I, Donald A. Kubik, an individual, hereby acknowledge that I have read and understand the foregoing Agreement.  Further, I agree, as an individual, to provide for DAK the agreed services and to be bound by all of the terms and conditions stated in the said Agreement as fully as if I were a party thereto.  My agreement shall continue until the Agreement is fully performed or terminated in accordance with its terms.

/s/ Donald Kubik
Donald A. Kubik